EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2016 First Quarter Results

HUNTINGTON BEACH, Calif., April 21, 2016 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2016 first quarter ended Tuesday, March 29, 2016.

First Quarter 2016 Highlights Compared to First Quarter 2015

  Total revenues grew 8.1% to $243.4 million
  Total restaurant operating weeks increased approximately 9%
  Comparable restaurant sales rose 0.6%
  Net income increased 21.1% to $11.6 million
  Diluted net income per share grew 32.0% to $0.47

“BJ’s generated solid first quarter 2016 top and bottom line results as we again delivered positive comparable restaurant sales while improving efficiencies and executing our long-term new restaurant opening plan,” commented Greg Trojan, President and CEO.  “The 0.6% increase in first quarter comparable restaurant sales marks our seventh consecutive quarter of positive comparable sales and is notable given last year’s 3.2% first quarter increase.  The increase in comparable restaurant sales, combined with the ongoing success of our productivity initiatives, led to impressive four-wall restaurant level operating margins of 20.1%.  This 120 basis point year-over-year improvement is also the seventh consecutive quarterly restaurant margin increase.  Additionally, revenue growth drove another period of general and administrative expense operating efficiencies and, despite a first quarter 2016 $0.4 million legal settlement charge, we achieved a 90 basis point year-over-year improvement in operating income margins to 6.7%.  Our strong bottom line results extend the positive trend of the last year and half, as comparable restaurant sales growth, productivity initiatives and newly opened restaurants resulted in a 21% rise in net income while diluted EPS grew 32% reflecting the additional benefits from our share repurchase program.”

Trojan continued, “Our committed and passionate team members continue making great strides toward our goal of being the best casual dining concept ever and have amassed a multi-year track record of significant operational and financial accomplishments through the execution of our proven strategy.  With an estimated national capacity for at least 425 BJ’s restaurants, we have an exciting platform for ongoing organic company growth.  We have a lot of work ahead of us to capitalize on our unique growth opportunity and are confident that we are well positioned to enhance shareholder value by continuing to leverage our broad menu of great, unique food at an extraordinary value while further enhancing our productivity and efficiency.”

In the first quarter of fiscal 2016, BJ’s opened four new restaurants in Victorville, California, Lafayette, Louisiana, Beavercreek, Ohio and Winston-Salem, North Carolina.  To date, in the second quarter, the Company has opened a new restaurant in Pensacola, Florida.  Trojan added, “Our 2016 new restaurant pipeline is in excellent shape, and we remain on track to open 18 to 19 new restaurants this year.  We expect to open a total of three new restaurants in the second quarter, and up to twelve new restaurants in the second half of fiscal 2016.  At the same time, our development team is building a solid pipeline for our fiscal 2017 and 2018 new restaurant openings as we remain committed to our long-term annual goal of a 10% increase in operating weeks through new restaurant openings.”

Share Repurchase Program Update
During the first quarter of 2016, the Company repurchased and retired approximately 0.6 million shares of its common stock for approximately $24.5 million.  Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 5.5 million shares for approximately $220.1 million.  The Company currently has approximately $29.9 million available under its authorized $250 million share repurchase program.

Investor Conference Call and Webcast
BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2016 earnings release today, April 21, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Senior management will discuss the financial results and host a question and answer session.  In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event.  Please allow 15 minutes to register and download and install any necessary software.

BJ’s Restaurants, Inc. currently owns and operates 175 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names.  BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert.  Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience.  All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers.  The Company’s restaurants are located in the 23 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby.  Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods.  These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated.  Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including the Patient Protection and Affordable Care Act, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, where 62 of our current 175 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.  The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	March 29, 2016		March 31, 2015
Revenues	$243,401	100.0%	$225,069	100.0%
Costs and expenses:
Cost of sales	60,640	24.9	56,171	25.0
Labor and benefits	84,778	34.8	79,695	35.4
Occupancy and operating	49,073	20.2	46,590	20.7
General and administrative	14,362	5.9	13,493	6.0
Depreciation and amortization	15,598	6.4	14,361	6.4
Restaurant opening	1,439	0.6	1,284	0.6
Loss on disposal of assets and impairments	749	0.3	383	0.2
Legal and other settlements	369	0.2	-	-
Total costs and expenses	227,008	93.3	211,977	94.2
Income from operations	16,393	6.7	13,092	5.8

Other income:
Interest (expense) income, net	(387)	(0.2)	(241)	(0.1)
Other income, net	397	0.2	336	0.1
Total other income	10	-	95	-
Income before income taxes	16,403	6.7	13,187	5.9

Income tax expense	4,759	2.0	3,572	1.6

Net income	$11,644	4.8%	$9,615	4.3%

Net income per share:
Basic	$0.48		$0.37
Diluted	$0.47		$0.36

Weighted average number of shares outstanding:
Basic	24,278		26,310
Diluted	24,691		26,916

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	March 29, 2016 (unaudited)	December 29, 2015 (audited)
Cash and cash equivalents	$26,950	$34,604
Total assets	$671,704	$681,665
Total debt	$95,500	$100,500
Shareholders’ equity	$305,617	$316,483

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	March 29, 2016		March 31, 2015
Stock-based compensation (1)
Labor and benefits	$403	0.2%	$339	0.2%
General and administrative	1,147	0.5	920	0.4
Total stock-based compensation	$1,550	0.7%	$1,259	0.6%

Operating Data
Comparable restaurant sales % change	0.6%		3.2%
Restaurants opened during the period	4		2
Restaurants open at period end	174		158
Restaurant operating weeks	2,231		2,044

(1) Percentages represent percent of total revenues.

Supplemental Financial Information

The Company uses restaurant level operating margin to help analyze the performance of its core business.  Restaurant level operating margin for the first quarter and fiscal year ended March 29, 2016 and March 31, 2015, is calculated based on GAAP financial measures as set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 29, 2016		March 31, 2015
Revenues	$243,401	100.0%	$225,069	100.0%
Cost of sales	60,640	24.9	56,171	25.0
Labor and benefits	84,778	34.8	79,695	35.4
Occupancy and operating	49,073	20.2	46,590	20.7
Restaurant level operating margin	$48,910	20.1%	$42,613	18.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.